SMART SAND, INC. DECLARES SPECIAL DIVIDEND OF $0.10 PER SHARE AND AUTHORIZES SHARE REPURCHASE PROGRAM
YARDLEY, Pennsylvania, October 3, 2024 (PR Newswire) -- Smart Sand, Inc. (NASDAQ: SND) (“Smart Sand” or the “Company”) announced today that its board of directors has declared a special cash dividend on the Company’s common stock of $0.10 per share, payable on October 28, 2024, to stockholders of record as of the close of business on October 15, 2024.
The Company also announced today that its board of directors approved a share repurchase program authorizing the Company to repurchase up to $10.0 million of the Company’s outstanding shares of common stock through April 3, 2026. The timing, manner, price, and amount of any repurchases under the share repurchase program will be determined by the Company at its discretion. Purchases may be effected through open market transactions, privately negotiated transactions, transactions structured through investment banking institutions, or other means. The Company is not obligated to repurchase any specific number of shares and the program may be modified, suspended, or discontinued at any time.
“We are excited to return value to our stockholders through this initial special dividend,” said Charles Young, the Company’s Chief Executive Officer. “Our consistent focus on reducing costs, maintaining low leverage levels and increasing operational efficiency has provided us with the opportunity to declare this special dividend and to initiate this share buyback program. We plan to continue to be diligent in pursuing our long term goals of low leverage levels, sufficient levels of liquidity and positive free cash flow generation along with looking to return value to our stockholders opportunistically going forward.”

About Smart Sand:
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistics solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company offers logistics solutions to its customers through in-basin transloading terminals and its SmartSystemsTM wellsite storage and sand management capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

Contact:
Lee Beckelman, CFO
Phone: (281) 231-2660
Email: lbeckelman@smartsand.com